                                                            EXHIBIT 21.1

SOUTHERN PACIFIC TRANSPORTATION COMPANY SUBSIDIARIES


Arkansas & Memphis Railway Bridge and Terminal Company
The Denver and Rio Grande Western Railroad Company
Pacific Motor Transport Company
St. Louis Southwestern Railway Company
Southern Pacific Asset Management Company
Southern Pacific Equipment Company
Southern Pacific International, Inc.
Southern Pacific Marine Transport, Inc.
Southern Pacific Mexico, S. A. de C. V.
Southern Pacific Motor Trucking Company
Southern Pacific Warehouse Company
SPCSL Corp.